Exhibit 4.1

Share Certificate Certificate No. No. of Shares ALR TECHNOLOGIES SG PTE. LTD. (the “Company”) (Company Registration No. 202013739N) Incorporated in Singapore on 16/05/2020 under the Companies Act Cap. 50 REGISTERED OFFICE : 80 Robinson Road #02-00 Singapore 068898 This is to certify that is the Registered Holder of ORDINARY SHARE(S) each fully paid in ALR TECHNOLOGIES SG PTE. LTD. Subject to the Constitution of the Company. Given under the Common Seal of the Company on. Director: Secretary: N.B. Transfer of any Shares cannot be registered without the production of this Certificate